Articles of Incorporation
                                       of
                               NDS Software, Inc.

  Pursuant to the provisions of Nevada Revised Statutes ("NRS") Section 78.035, the undersigned Corporation adopts these Articles of Incorporation.

                                    ARTICLE I
                                      NAME

  The name of the Corporation shall be NDS Software, Inc.

                                   ARTICLE II
                                REGISTERED OFFICE

  The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the Corporation is Scarpello & Alling, Ltd., 600 E. William Street, Suite 3000, Carson City, Nevada 89701-4052. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

                                   ARTICLE III
                                    PURPOSES

  The purpose for which the Corporation is formed is to engage in any lawful business or activity under the laws of the State of Nevada.

                                   ARTICLE IV
                                  CAPITAL STOCK

  Section 1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock, par value one-tenth of

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one cent ($.001) per share. Such stock may be issued by the Corporation from time to time by the Board of Directors thereof.

Section 2.  Common Stock.

  (a) Dividend Rate. The holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

  (b) Voting Rights. The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock.

  (c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary of involuntary, the Common Stock shareholders shall share equally and ratably in the Corporation's assets available for distribution according to the laws of the State of Nevada.

  (d) No Cumulative Voting, Conversion, Redemption, or Preemptive Rights.

  The holders of Common Stock shall not have any cumulative voting, conversion, redemption, or preemptive rights.

  Section 3.  Stockholders.

  (a) Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only in the manner provided in the Bylaws.

  (b) Action of Stockholders. Any action required or permitted to be taken by the holders of the Common Stock of the Corporation may be effected at a duly called annual or special meeting of such holders or by the written consent of a majority of the shareholders entitled to vote.

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                                    ARTICLE V
                             DIRECTORS AND OFFICERS

  Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The authorized number of directors of the Corporation shall be fixed from time to time (and increased or decreased) as provided in the Bylaws of the Corporation.

Section 2. Current Directors. The names and post office boxes or street addresses of the current directors of the Board of Directors, which are five (5) in number, are:

        NAME                                       ADDRESS
        ----                                       -------

William Tomerlin                            Post Office Box 1328
                                            Minden, Nevada 89410

Greg Johnson                                Post Office Box 1421
                                            Gardnerville, Nevada 89410

Lester Lorentzen                            Post Office Box 1328
                                            Minden, Nevada 89410

Jack Kelly, M.D.                            75 Pringle Way, Suite 1009
                                            Reno, Nevada 89502

Douglas Swanson                             6490 So. McCarran, #29
                                            Reno, Nevada 89509

  Section 3. Classified Board. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws, one class to hold office initially for a term expiring at the 1995 annual meeting of stockholders, another class to hold office initially for a term expiring at the 1996 annual meeting of stockholders, and another class to hold office initially for a term expiring at the 1997 annual meeting of stockholders, with the members of each class to hold office until their successors have

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been duly elected and qualified. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified.

  Section 4. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

  Section 5. Removal. Any director or directors may be removed from office at any time by the affirmative vote of the holders of greater than fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

  Section 6. Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the

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foregoing provision shall not eliminate or limit the liability of a director or officer of the Corporation for:

  (a) Acts of omissions which involve intentional misconduct, fraud or a knowing violation of law; or

  (b) The payment of distributions in violation of Nevada Revised Statutes
  Section 78.300.

  Section 7. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Corporation in its Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

  Section 8. Repeal And Conflicts. Any repeal or modification of Sections 6 or 7 above approved by the stockholders of the Corporation shall be prospective only. In the event of any conflict between Sections 6 or 7 of this Article and any other Article of the Corporation's Articles of Incorporation, the terms and provisions of Sections 6 or 7 of this Article shall control.

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                                   ARTICLE VI
                             NON-ASSESSMENT OF STOCK

  The capital stock of this Corporation, after the amount of the subscription price has been paid in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                                   ARTICLE VII
                                    DURATION

  The corporation shall have perpetual existence.

                                  ARTICLE VIII
                                   AMENDMENTS

  These Articles of Incorporation may be amended only in compliance with Chapter 78 of the Nevada Revised Statutes.

                                   ARTICLE IX
                                  INCORPORATOR

  The name and address of the incorporator is as follows:

  Lisa Grady
  Post Office Box 3390
  Stateline, Nevada 89449

  IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the 27 day of September, 1994.


                                                           /s/ Lisa Grady
                                                           ---------------------
                                                           Incorporator

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STATE OF NEVADA    )
                   )ss.
COUNTY OF DOUGLAS  )

  On this 27th day of September, 1994, personally appeared before me, a Notary Public, LISA GRADY, Incorporator of NDS Software, Inc. and acknowledged to me that he/she executed the foregoing instrument on behalf of said Corporation.

                                                           /s/ Beth Buenafe
                                                           -------------------
                                                           NOTARY PUBLIC


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